Exhibit 3.1.

RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC DATA SYSTEMS CORPORATION

as amended through April 22,  2005

INDEX

(for convenience purposes only)

i

RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC DATA SYSTEMS CORPORATION

as amended through April 22,  2005

ELECTRONIC DATA SYSTEMS CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.         The name of the Corporation is:

ELECTRONIC DATA SYSTEMS CORPORATION

The name under which the Corporation was originally incorporated was RGR Holdings, Inc.  The original Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on March 25, 1994.

2.         The Certificate of Incorporation is hereby amended by (i) amending Paragraph 2(d) of Article Fifth to read as set forth in the Restated Certificate of Incorporation hereinafter provided for (the "Restated Certificate of Incorporation"), (ii) amending Paragraph 4 of Article Fifth to read as set forth in the Restated Certificate of Incorporation, (iii) deleting Article EIGHTH in its entirety and (iv) renumbering Article NINTH as Article EIGHTH and amending such Article to read as in its entirety set forth in the Restated Certificate of Incorporation.

3.         The amendments of the Certificate of Incorporation herein certified have been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

            4.         The provisions of the Certificate of Incorporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Electronic Data Systems Corporation without any further amendment other than the amendment herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

5.         The text of the Certificate of Incorporation as amended heretofore is hereby restated and amended in accordance with the provisions of Sections 242 and 245 of the DGCL to read in its entirety as follows (hereinafter, this Restated Certificate of Incorporation, as it may be further amended or restated from time to time, is referred to the "Restated Certificate of Incorporation"):

RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC DATA SYSTEMS CORPORATION

First:  The name of the Corporation is

ELECTRONIC DATA SYSTEMS CORPORATION

Second:  The name and address of the registered office of the Corporation in the County of New Castle in the State of Delaware is:

The Prentice-Hall Corporation System, Inc.

2711 Centerville Road

Suite 400

Wilmington, Delaware  19808

Third:  The purpose of the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the provisions of the General Corporation Law of the State of Delaware, or any successor statute (the "DGCL").

Fourth:  The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Two Billion Two Hundred Million (2,200,000,000), divided into classes as follows:

(1)        Two Billion (2,000,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), and

(2)        Two Hundred Million (200,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock").

Shares of any class or series of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions, of the Preferred Stock and Common Stock.

SECTION I.  PREFERRED STOCK

Shares of Preferred Stock shall be issuable from time to time in one or more series as may be determined by the Board of Directors.  Each series shall be distinctly designated.  The Board of Directors is hereby expressly granted the authority to fix, by resolution or resolutions adopted prior to and providing for the issuance of any shares of each particular series of Preferred Stock and incorporated in a certificate of designations filed with the Secretary of State of the State of

Delaware, the designation, powers (including voting powers and voting rights, full or limited, or no voting powers) and preferences, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

(1)        the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2)        the rate and times at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable, and the qualifications, limitations or restrictions, if any, with respect to such dividends payable, on any other shares of any class or classes of capital stock of the Corporation or on any shares of other series of Preferred Stock, and a statement whether or in what circumstances such dividends shall be cumulative;

(3)        whether shares of the series shall be convertible into or exchangeable for shares of any class or series of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(4)        whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption (including whether redemption shall be optional or mandatory), including the date or dates or event or events upon or after the occurrence of which they shall be redeemable, and the amount and type of consideration payable in case of redemption, which amount per share may vary under different conditions and at different redemption dates;

(5)        the rights, if any, of holders of shares of the series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of the series;

(6)        whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and if so, the terms, conditions and amount of such sinking fund or purchase account;

(7)        whether shares of the series shall have voting rights in addition to the voting rights as shall be provided by law and, if so, the terms of such voting rights, which may, without limiting the generality of the foregoing, include (a) the right to more or less than one vote per share on any or all matters voted upon by the stockholders of the Corporation and (b) the right to vote, as a series by itself or together with other series of

Preferred Stock or together with all series of Preferred Stock as a class and/or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors shall determine, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class and/or with the Common Stock as a class, to elect one or more Directors of the Corporation under such circumstances and upon such conditions as the Board of Directors shall determine; and

(8)        any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of that series.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Section I of this Article Fourth, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

SECTION II.  COMMON STOCK

(1)        Dividends.  Subject to any requirements with respect to preferential or participating dividends as shall be provided by the express terms of any outstanding series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends thereon, if any, as may be declared from time to time by the Board of Directors.

(2)        Liquidation.  In the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, holders of the Common Stock shall be entitled to receive such assets and properties of the Corporation, tangible and intangible, as are available for distribution to stockholders of the Corporation, after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which holders of each outstanding series of Preferred Stock are entitled by the express terms of such series.

(3)        Voting.  Each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of holders of shares of Common Stock.  Holders of shares of Common Stock shall be entitled to vote on each matter submitted to a vote of stockholders of the Corporation, except (a) as shall otherwise be provided with respect to the election of one or more Directors of the Corporation by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by the Restated Certificate of

Incorporation or by any provisions established pursuant to Section I of this Article FOURTH and (b) to the extent holders of shares of one or more outstanding series of Preferred Stock are entitled to vote separately as a class by law or under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Section I of this Article FOURTH.

SECTION III.  CAPITAL STOCK

(1)        Regarding Preemptive Rights.  No stockholder of the Corporation shall by reason of his holding shares of any class or series of capital stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board of Directors may issue or authorize the issuance of shares of any class or series of capital stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of capital stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any such class.

(2)        Cumulative Voting.  Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is prohibited.

Fifth:

(1)        In General.

(a)        The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors.  In addition to the authority and powers conferred upon the Board of Directors by the DGCL, the Restated Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, the Restated Certificate of Incorporation and any Bylaw of the Corporation adopted by the stockholders of the Corporation; provided, however, that no Bylaw of the Corporation hereafter adopted by the stockholders of the Corporation, nor any amendment thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaw or amendment thereto had not been adopted.

(b)        Except as otherwise provided by the Restated Certificate of Incorporation or the Bylaws of the Corporation or to the extent prohibited by Delaware law, the Board of Directors shall have the right to establish the rights, powers, duties, rules and procedures that (i) from time to time shall govern the Board of Directors, including, without limiting the generality of the foregoing, the vote required for any action by the Board of Directors and (ii) from time to time shall affect the Directors' power to manage the business and affairs of the Corporation.

(2)        Number, Election and Terms of Directors.

(a)        Subject to such rights of holders of shares of one or more outstanding series of Preferred Stock to elect one or more Directors of the Corporation under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof, the number of Directors of the Corporation that shall constitute the Board of Directors shall not be less than three (3) nor more than fifteen (15)  and shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the Whole Board.  The term "Whole Board" shall mean the total number of Directors of the Corporation as so fixed, whether or not there exist any vacancies in previously authorized directorships.

(b)        Election of Directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(c)        Each Director of the Corporation shall hold office for the full term for which such Director is elected and until such Director's successor shall have been duly elected and qualified or until his earlier death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation.

(d)        Subject to the provisions of this Section 2(d) set forth below, the Directors of the Corporation, other than those who may be elected by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof, shall be divided into three classes: Class I, Class II and Class III.  Such classes shall be as nearly equal in number of Directors as possible.  Each Director of the Corporation shall serve for a term ending on the third annual meeting following the annual meeting at which such Director was elected; provided, however, that the Directors of the Corporation first designated to Class I shall serve for a term expiring at the annual meeting next following the date of their designation as Class I Directors, the Directors of the Corporation first designated to Class II shall serve for a term expiring at the second annual meeting next following the date of their designation as Class II Directors, and the Directors of the Corporation first designated to Class III shall serve for a term expiring at the third annual meeting next following the date of their designation as Class III Directors.  At each annual election of Directors of the Corporation, until the annual election of Directors in 2006, such Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors of the Corporation they succeed.  The terms of office of all Directors who are in office immediately prior to the closing of the polls for the annual election of Directors in 2006 shall expire at such time. At each annual election of Directors beginning with the 2006 annual election of Directors, the Directors shall not be classified, and the Directors, other than those who may be elected by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH, shall hold office until the next annual election of Directors and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation.

(3)        Removal of Directors.

(a)        No Director of the Corporation shall be removed from such office by vote or other action of the stockholders of the Corporation or otherwise, except by the affirmative vote of holders of at least a majority of the then outstanding Voting Stock (as defined below), voting together as a single class.  The term "Voting Stock" shall mean all outstanding shares of all classes and series of capital stock of the Corporation entitled to vote generally in the election of Directors of the Corporation, considered as one class; and, if the Corporation shall have shares of Voting Stock entitled to more or less than one vote for any such share, each reference in the Restated Certificate of Incorporation to a proportion or percentage in voting power of Voting Stock shall be calculated by reference to the portion or percentage of votes entitled to be cast by holders of such shares generally in the election of Directors of the Corporation.  No Director of the Corporation shall be removed from such office by vote or other action of the stockholders of the Corporation or otherwise, except for cause, which shall be deemed to exist only if:  (i) such Director has been convicted, or such Director is granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction (and such conviction is no longer subject to direct appeal); (ii) such Director has been found by a court of competent jurisdiction (and such finding is no longer subject to direct appeal) or by the affirmative vote of at least a majority of the Whole Board at any regular or special meeting of the Board of Directors called for such purpose to have been grossly negligent or guilty of willful misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; (iii) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to perform as a Director of the

Corporation; (iv) such Director has been found by a court of competent jurisdiction (and such finding is no longer subject to direct appeal) or by the affirmative vote of at least a majority of the Whole Board at any regular or special meeting of the Board of Directors called for such purpose to have breached such Director's duty of loyalty to the Corporation or its stockholders or to have engaged in any transaction with the Corporation from which such Director derived an improper personal benefit; or (v) "cause" for removal otherwise exists under Section 141(k)(1) of the DGCL.  No Director of the Corporation so removed may be nominated, re-elected or reinstated as a Director of the Corporation so long as the cause for removal continues to exist.

(b)        Notwithstanding paragraph 3(a) of this Article FIFTH, whenever  holders of shares of one or more outstanding series of Preferred Stock are entitled to elect one or more Directors of the Corporation under circumstances as shall be provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of shares of one or more outstanding series of Preferred Stock, any Director of the Corporation so elected may be removed in accordance with such provisions.

(4)        Vacancies.  Unless otherwise provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article Fourth hereof with respect to the rights of holders of shares of one or more outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of Directors of the Corporation and any vacancies on the Board of Directors resulting from death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation shall be filled only by the affirmative vote of at least a majority of the remaining Directors of the Corporation then in office, even if such remaining Directors constitute less than a quorum of the Board of Directors.  Any Director of the Corporation elected in accordance with the preceding sentence shall hold office until such Director's successor shall have been elected and qualified or until his earlier death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Bylaws of the Corporation.  Unless otherwise provided by the Restated Certificate of Incorporation or by any provisions established pursuant to Article Fourth hereof with respect to the rights of holders of shares of one or more outstanding series of Preferred Stock, no decrease in the number of Directors of the Corporation constituting the Board of Directors shall shorten the term of any incumbent Director of the Corporation.

Sixth:  No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied, except for action by unanimous written consent, which is expressly allowed.  Unless otherwise provided by the DGCL, by the Restated Certificate of Incorporation or by any provisions established pursuant to Article Fourth hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors of the Corporation, or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the Whole Board, and no such special meeting may be called by any other person or persons.

Seventh:  No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation involving any act or omission of any such Director; provided, however, that this Article Seventh shall not eliminate or limit the liability of such a Director (1) for any breach of such Director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transactions from which such Director derived an improper personal benefit.  If the DGCL is amended after the filing of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended.  Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

Eighth:  The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require, in addition to any other affirmative vote that may be required by law, the Restated Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of at least a majority of the Whole Board.  The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual or special meeting, by the affirmative vote of holders of a majority of the then outstanding Voting Stock, voting together as a single class, in addition to any other affirmative vote that may be required by law, the Restated Certificate of Incorporation or the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused the Restated Certificate of Incorporation to be signed and attested by its duly authorized officer, this 22nd day of April, 2005.

ELECTRONIC DATA SYSTEMS CORPORATION

By:    /S/ BRUCE N. HAWTHORNE

Bruce N. Hawthorne, Secretary